Exhibit 99.3

VULCAN MATERIALS COMPANY

OFFER TO EXCHANGE

$150,000,000 Principal Amount of Vulcan Materials Company’s 10.125% Notes due 2015, which have been registered under the Securities Act of 1933, as amended, for a Like Principal Amount of Vulcan Materials Company’s outstanding 10.125% Notes due 2015

$250,000,000 Principal Amount of Vulcan Materials Company’s 10.375% Notes due 2018, which have been registered under the Securities Act of 1933, as amended, for a Like Principal Amount of Vulcan Materials Company’s outstanding 10.375% Notes due 2018

pursuant to the Prospectus dated          , 2009

To: Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Vulcan Materials Company, a New Jersey corporation (the “Issuer”), is offering to exchange (the “Exchange Offer”), upon and subject to the terms and conditions set forth in the prospectus dated          , 2009 (the “Prospectus”) and the enclosed letter of transmittal (the “Letter of Transmittal”), up to $150,000,000 aggregate principal amount of its 10.125% Notes due 2015 and $250,000,000 aggregate principal amount of its 10.375% Notes due 2018 (collectively, the “Exchange Notes”) registered under the Securities Act of 1933, as amended, for its outstanding unregistered 10.125% Notes due 2015 and its outstanding unregistered 10.375% Notes due 2018, respectively, which have certain transfer restrictions (collectively, the “Old Notes”). The Exchange Offer is intended to satisfy certain obligations of the Issuer contained in the Registration Rights Agreement pertaining to each class of notes dated February 3, 2009, between the Issuer and the initial purchaser named therein.

We are requesting that you contact your clients for whom you hold the Old Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold the Old Notes registered in your name or in the name of your nominee, or who hold the Old Notes registered in their own names, we are enclosing the following documents:

1.	The Prospectus;

2.	The Letter of Transmittal for your use, for the use of your clients who have either arranged to have the Old Notes registered in their name or obtained a properly completed bond power, and for the information of your other clients;

3.	A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for the Old Notes are not immediately available or time will not permit all required documents to reach Citibank, N.A. (the “Exchange Agent”) prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis; and

4.	A form of letter which may be sent to your clients for whose account you hold the Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

Your prompt action is requested. The Exchange Offer will expire at      p.m., New York City time, on          , 2009, unless extended (such date and time, as it may be extended, (the “Expiration Date”). Any Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before      p.m., New York City time, on the Expiration Date.

To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof or a message from The Depository Trust Company stating that the tendering holder has expressly acknowledged receipt of, and agrees to be bound by and held accountable under, the Letter of Transmittal), with any required signature guarantees and any other required documents, must be sent to the Exchange Agent, and certificates representing the Old Notes must be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

If holders of the Old Notes wish to tender, but it is impracticable for them to forward their certificates for the Old Notes prior to the expiration of the Exchange Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under “The Exchange Offer — Guaranteed Delivery Procedures.”

Any inquiries you may have with respect to the Exchange Offer or requests for additional copies of the enclosed materials should be directed to the Exchange Agent for the Old Notes, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,

Vulcan Materials Company

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE ISSUER OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

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